Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jonathan Kennedy
Investor Relations
Intersil Corporation
(408) 546-3399
investor@intersil.com

Intersil Corporation Reports Second Quarter 2008 Financial Results

•	Achieves net revenues of $216.2 million; a 21% increase from 2007

•	Achieves GAAP earnings per share of $0.30; a 30% increase from 2007

Milpitas, CA, July 23, 2008 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the quarter ended July 4, 2008. Net revenues for the second quarter were $216.2 million, a 21% increase from $178.3 million in the second quarter of 2007, and a 6% increase from $203.7 million in the first quarter of 2008.

Generally Accepted Accounting Principles (GAAP) Results

GAAP gross margins were 56.7% for the second quarter of 2008 compared to 57.2% in the same quarter last year, and 53.8% in the first quarter of 2008. Operating margins from continuing operations were 20.1% compared to 18.1% in the same quarter last year, and 19.8% in the first quarter of 2008. Net income from continuing operations was $38.0 million, or $0.30 earnings per diluted share, as compared to net income of $31.2 million, or $0.23 earnings per diluted share in the same quarter last year. For the first quarter of 2008, the Company reported net income from continuing operations of $47.7 million, or $0.38 earnings per diluted share, which included a significant one time tax benefit.

Non-GAAP Results

Non-GAAP net income increased 17% to $49.7 million and non-GAAP diluted earnings per share increased 26% to $0.39 compared to the same quarter last year.

“Intersil had a solid quarter with impressive revenue and earnings growth year over year,” said Dave Bell, Intersil’s President and Chief Executive Officer. “As we enter the second half of 2008, we are well positioned and expect strong demand across many of our product families.”

By end market, Intersil’s first quarter revenues were as follows: high-end consumer (23.9% of revenues), computing (32.8% of revenues), industrial (21.2% of revenues), and communications (22.1% of revenues). “The global consumer market was soft in the second quarter, and we saw the impact through a moderate revenue decline in the high end consumer space. However, revenues in the computing end market experienced exceptional growth with strong demand for our desktop and notebook power management solutions. Revenues from the industrial market recovered nicely as military programs resumed their normal pace in the second quarter, while revenues in the communications market were flat coming off of a very strong first quarter,” said Mr. Bell.

During the quarter, the Company repurchased approximately $30 million or 1.1 million shares of its stock, under a previously announced stock repurchase program. The Company’s Board of Directors has also authorized the payment of a quarterly dividend of $0.12 per share of common stock. The payment of this dividend will be made on August 22, 2008 to shareholders of record as of the close of business on August 12, 2008.

Business Outlook

“For the third quarter, we are again cautious about the economy and its impact on our business,” said Mr. Bell. “However, given the strength of orders in the second quarter and our backlog entering the third quarter, we believe that Intersil will again show sequential revenue growth of 1% to 3%. Excluding the extra week in the second quarter, this represents sequential revenue growth of 6% to 8%, which is in line with normal seasonality. We expect GAAP earnings per diluted share of approximately $0.31 to $0.33 and non-GAAP earnings per diluted share of approximately $0.39 to $0.40.”

Investors and interested parties within the United States may listen to Intersil’s conference call on July 23rd at 1:45 p.m. Pacific/4:45 p.m. Eastern by dialing (866) 713-8563 using the password “Intersil”. International callers may connect to the call by dialing (617) 597-5311. A replay of Intersil’s conference call will be available for two weeks by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally using the access code “60609235”. A webcast replay of the conference call will be available for two weeks on the Company’s web site at http://www.intersil.com/investor. A copy of this press release may be found on the Company’s web site at http://www.intersil.com/investor.

About Intersil

Intersil Corporation is a world leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, including flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

NON-GAAP REPORTING

In addition to GAAP reporting, Intersil reports net income or loss and diluted earnings per share on a non-GAAP basis. This non-GAAP earnings information excludes stock-based compensation expense, amortization of intangibles, unusual items and related tax effects. Intersil believes this information provides meaningful insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the Company. A reconciliation between GAAP and non-GAAP information is included in the tables below.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

— FINANCIAL TABLES TO FOLLOW –

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarter Ended			Two Quarters Ended
	July 4, 2008	June 29, 2007	March 28, 2008	July 4, 2008	June 29, 2007
	(Q2 2008)	(Q2 2007)	(Q1 2008)	(YTD 2008)	(YTD 2007)
Net revenues	$216.2	$178.3	$203.7	$419.9	$346.1

Product cost of revenues	93.7	76.3	94.1	187.7	147.9

Gross profit	122.6	102.0	109.6	232.2	198.2

Expenses
Research and development	38.6	34.1	35.1	73.8	64.8
Selling, general and administrative	36.3	33.3	27.5	63.8	63.4
Amortization of purchased intangibles	3.1	2.4	3.0	6.0	4.7
Restructuring	1.2	—	3.6	4.9	—

Operating income from continuing operations	43.4	32.2	40.4	83.8	65.3
Gain (loss) on deferred comp investments, net	0.8	0.6	(1.0)	(0.1)	0.7
Loss on investments	—	—	(6.4)	(6.4)	—
Interest income, net	4.1	8.2	4.8	8.9	16.1

Income from continuing operations before income taxes	48.3	41.0	37.9	86.2	82.1
Income tax (benefit) expense from continuing operations	10.3	9.8	(9.8)	0.5	17.8

Income from continuing operations	38.0	31.2	47.7	85.7	64.3
Discontinued operations
Income (loss) from discontinued operations, before taxes	—	—	—	—	—
Income tax (benefit) expense from discontinued operations	—	—	(19.4)	(19.4)	—

Income (loss) from discontinued operations	—	—	19.4	19.4	—

Net income	$38.0	$31.2	$67.1	$105.1	$64.3

Earnings per share
Basic
Continuing operations	$0.31	$0.23	$0.38	$0.69	$0.48
Discontinued operations	—	—	0.15	0.16	—

Net income per share	$0.31	$0.23	$0.53	$0.84	$0.48

Diluted
Continuing operations	$0.30	$0.23	$0.38	$0.68	$0.47
Discontinued operations	—	—	0.15	0.15	—

Net income per share	$0.30	$0.23	$0.53	$0.84	$0.47

Weighted average shares
Basic	123.6	133.5	125.9	124.7	134.3

Diluted	124.6	134.5	126.9	125.7	135.6

	Quarter Ended			Two Quarters Ended
Other Financial Metrics:	July 4, 2008	June 29, 2007	March 28, 2008	July 4, 2008	June 29, 2007
Stock compensation expense by classification:
Cost of sales	$1.1	$1.2	$1.0	$2.1	$2.1
Research and development	3.7	4.6	3.5	7.2	8.0
Selling, general and administrative	5.9	7.0	0.9	6.8	12.3

Free cash flow:
Cash flow from operations	$56.3	$72.4	$59.1	$115.4	$116.6
Proceeds from sales of PP&E	0.1	0.5	—	0.1	4.9
Capital expenditures	(8.7)	(1.8)	(14.1)	(22.8)	(6.0)

Total free cash flow	$47.7	$71.1	$45.0	$92.7	$115.5

Depreciation	$5.7	$5.0	$5.2	$10.9	$10.5

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Non-GAAP Financial Information

Unaudited

(In US$ millions, except share and per share amounts)

	Quarter ended
	July 4, 2008	June 29, 2007
Net income on GAAP basis:	$38.0	$31.2
Acquisition related expenses - intangibles amortization	3.1	2.4
Stock compensation expense	10.7	12.8
Restructuring	1.2	—
Associated tax effects	(3.3)	(4.0)

Net income on Non-GAAP basis:	$49.7	$42.4

Non-GAAP diluted earnings per share	$0.39	$0.31

Diluted weighted average common shares outstanding	124.6	134.5
Diluted weighted average shares difference attributable to FAS 123R	1.9	2.9

Non-GAAP diluted weighted average common shares outstanding	126.5	137.4

The above non-GAAP presentations of Net Income, EPS and WAS is adjusted to reflect financial results excluding stock based compensation, amortization of intangibles, discontinued operations and unusual items. These non-GAAP presentations are provided to enhance the reader’s overall understanding and comparability of the Company’s financial performance

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Consolidated Balance Sheets

Unaudited

(In US$ millions)

	July 4, 2008	Dec 28, 2007
Assets
Current Assets
Cash, cash equivalents and short-term investments	$340.4	$483.8
Trade receivables, net	121.5	117.4
Inventories, net	99.8	97.7
Prepaid expenses and other current assets	8.7	10.0
Deferred income taxes	34.7	39.5

Total Current Assets	605.1	748.5
Other Assets
Property, plant and equipment, net	120.6	109.6
Purchased intangibles, net	23.9	29.9
Goodwill	1,450.3	1,445.8
Deferred income taxes	31.5	37.5
Long-term investments	119.8	19.1
Other	16.3	14.6

Total Other Assets	1,762.5	1,656.5

Total Assets	$2,367.5	$2,405.0

Liabilities and Shareholders’ Equity
Current Liabilities
Trade accounts payable	$46.7	$40.2
Income taxes payable	6.0	19.2
Deferred net revenue	11.4	10.3
Other accrued items	68.4	55.7

Total Liabilities	132.5	125.4
Non-current Liabilities
Income taxes payable	—	40.7

Total Shareholders’ Equity	2,235.0	2,238.9

Total Liabilities and Shareholders’ Equity	$2,367.5	$2,405.0

Note: Totals and percentages may not add or calculate precisely due to rounding.

# # #